Exhibit 99.1
For Immediate Release
Local.com® Executives to Present at the ROTH Capital Partners
22nd Annual OC Growth Stock Conference
IRVINE, CA, March 11, 2010 — Local.com Corporation (NASDAQ: LOCM), a leading local search site and network, announced that the company will be a featured presenter at ROTH’s 22nd Annual OC Growth Stock Conference being held at the Ritz-Carlton in Dana Point, Calif., March 15-17, 2010.
Heath Clarke, Local.com chairman and chief executive officer, and Brenda Agius, Local.com chief financial officer, will be presenting on Monday, March 15, at 12:30 p.m. Pacific Time. They will discuss Local.com’s 2010 growth strategy and strategic initiatives.
The three-day, institutional investor conference will feature management presentations from more than 370 small cap public companies. The broad spectrum of presenting companies will represent the following sectors: Healthcare (Biotech, Medical Devices and Pharmaceuticals), Media & Internet, Enterprise Software, Gaming, Semiconductors, Global Energy and Industrials and Retail & Consumer.
This invite-only event is designed to provide investors with a unique chance to gain insight into small- and mid-cap growth companies and is expected to attract 2,500 attendees, including more than 1,500 institutional investors.
About Local.com®
Local.com (NASDAQ: LOCM) owns and operates a leading local search site and private label network in the United States. The company uses patented technologies to provide over 20 million consumers each month with the most relevant search results for local businesses, products and services on Local.com and over 700 regional media sites. Businesses can target ready-to-purchase consumers using a variety of advertising products. To advertise, or for more information visit: www.local.com.
About ROTH Capital Partners, LLC
ROTH Capital Partners is a full service investment banking firm dedicated to the small cap public market. Since its inception in 1984, ROTH has been an innovator in this space. ROTH has participated in underwriting IPOs for small-cap companies, has helped develop the PIPE financing structure, and more recently in underwriting offerings from shelf registration statements. ROTH’s experience and capabilities in raising capital for public companies are the hallmarks of the firm. Visit the Roth Capital Partners website at www.roth.com. Member FINRA/SIPC.

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Investor Relations Contact:
Brinlea C. Johnson
The Blueshirt Group
212-551-1453
brinlea@blueshirtgroup.com
Media Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com